EXHIBIT 99

INDUSTRIAL DISTRIBUTION GROUP ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER ATLANTA, Dec. 1 /PRNewswire/ -- Industrial Distribution Group, Inc. (NYSE:IDG) reported today the appointment of Patrick S. O'Keefe as President and Chief Executive Officer. Mr. O'Keefe will also serve as a Director of the Company.

"I am delighted and very enthused that Pat has chosen to join our Company," stated Richard M. Seigel, Chairman. "Pat's in-depth knowledge of distribution and his operational expertise will serve IDG's shareholders well as we pursue the many important initiatives to which IDG is committed," Mr. Seigel added.

Mr. O'Keefe most recently served as President of the ZEP Chemical Unit of National Service Industries, Inc. NSI has four business segments -- Chemical, Lighting Equipment, Textile Rental and Envelopes - and had total sales of $2.2 billion in fiscal 1999.

"The challenges which confront us are significant," stated Mr. O'Keefe. "Our primary initiatives will be to integrate disparate operating units, to implement a company-wide back office ERP system and to gain market share in the highly competitive MROP industry. I am committed to focusing our management team and redoubling our company-wide efforts to achieve these initiatives in order to regain value for our shareholders," Mr. O'Keefe continued.

Mr. O'Keefe received his M.B.A. degree from the J.L. Kellogg Graduate School of Management at Northwestern University in 1981 and has 15 years experience in executive level positions within the distribution sector.

Industrial Distribution Group, Inc. (www.idglink.com) is a nationwide supplier of maintenance, repair, operating and production ("MROP") products and services. The Company distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require. IDG also provides an array of value-added services and other arrangements, including flexible procurement solutions such as integrated supply, emphasizing its specialized expertise in product application. IDG has 27 operating companies and approximately 1,600 associates serving over 43,000 customers. With a total of 68 operating locations, the Company currently has a presence in 37 of the top 75 industrial markets in the United States.

In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements. IDG warned that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements, including the risks and uncertainties discussed in the Company's Form 10-K for the year ended December 31, 1998 under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference.

SOURCE: INDUSTRIAL DISTRIBUTION GROUP, INC.

/CONTACT: Jack P. Healey, Senior Vice President and Chief Financial Officer of Industrial Distribution Group, Inc., 404-949-2100/
/Web site: www.idglink.com